Exhibit 4.1

Prudential Investment Management, Inc.

and each of the Purchasers listed on Annex A hereto

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, CA 94111-4180

June 19, 2009

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

Attn:    Chief Financial Officer

Re:	Amendment to Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase and Private Shelf Agreement, dated as of June 2, 2004 (as amended, restated or supplemented from time to time, the “Note Purchase Agreement”), by and between McGrath RentCorp (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“PIM”) and each of the Persons listed on Annex A hereto (collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Purchase Agreement.

Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Purchase Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree as follows:

1.	Paragraph 6A(2) is amended and restated in its entirety as follows:

“6A(2). Leverage Ratio.

The Company will not permit the ratio, calculated as of the last day of each fiscal quarter, of (i) Funded Debt as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters of the Company ended as of such date, to be greater than 2.50 to 1.00.

For purposes of this paragraph 6A(2), (i) Funded Debt shall exclude Funded Debt created under the Multiparty Guaranty or under a Guarantee of the obligations of the Company under the Bank Credit Agreement or the Sweep and (ii) EBITDA shall be calculated on a pro forma basis to give effect, as of the first day of the relevant period, to any acquisition or disposition of a Subsidiary or business division which was effected during the relevant period, subject to approval by the Required Holders, in their reasonable discretion, of any such pro forma adjustments.”

2.	Paragraph 6F is amended and restated in its entirety as follows:

“6F. Priority Debt.

The Company will not permit Priority Debt at any time to exceed $30,000,000.”

This letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Purchase Agreement or any other document related to the Note Purchase Agreement or (b) an agreement to any future amendment, consent or waiver. Except as expressly set forth in this letter agreement, the Note Purchase Agreement and the documents related to the Note Purchase Agreement shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under the Note Purchase Agreement and the Notes.

The Company hereby represents and warrants as follows (both before and after giving effect to the effectiveness of this letter agreement): (i) no Default or Event of Default has occurred and is continuing; (ii) the Company’s execution, delivery and performance of the Note Purchase Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Note Purchase Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) each of the representations and warranties set forth in paragraph 8 of the Note Purchase Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

This letter agreement shall become effective upon receipt by the Purchasers of (i) a fully executed counterpart of this letter agreement and (ii) a $25,000 amendment fee, which fee shall be paid ratably to the Purchasers based upon the outstanding principal balance of their Notes.

This document may be executed in multiple counterparts, which together shall constitute a single document.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

If you are in agreement with the foregoing, please sign and have each of the Guarantors sign the enclosed counterpart of this letter agreement in the space indicated and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company and the Purchasers.

Sincerely,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Name:
Title:	Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment
Management (Japan), Inc., as Investment Manager
By:	Prudential Investment
Management, Inc., as Sub-Advisor

By:
Name:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:	Vice President

BAYSTATE INVESTMENTS, LLC

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

FORTIS BENEFITS INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:
Name:
Title:	Vice President

AMERICAN BANKERS LIFE ASSURANCE COMPANY OF FLORIDA, INC.

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

Accepted and agreed to

as of the date first

appearing above:

MCGRATH RENTCORP

By:
Name:
Title:

Each of the undersigned acknowledges, consents to, and agrees with the modifications effected by this letter agreement and further reaffirms all of their obligations under the Multiparty Guaranty and the other Transaction Documents to which it is a party:

ENVIROPLEX, INC.

By:
Name:
Title:

MOBILE MODULAR MANAGEMENT CORPORATION

By:
Name:
Title:

ADLER TANK RENTALS, LLC

By:
Name:
Title:

ANNEX A

PURCHASERS

Gibraltar Life Insurance Co., Ltd.

The Prudential Insurance Company of America

Baystate Investments, LLC

United of Omaha Life Insurance Company

Farmers New World Life Insurance Company

Fortis Benefits Insurance Company

Pruco Life Insurance Company

American Bankers Life Assurance Company of Florida, Inc.